Exhibit 10.5

[FORM OF LETTER OF APPOINTMENT]

PRIVATE AND CONFIDENTIAL

[Name of Director]
LivaNova Plc
20 Eastbourne Terrace
London
W2 6LG
18 July 2018
Dear [Name of Director],
Letter of appointment
The Shareholders of LivaNova PLC (the “Company”) on 12 June 2018 [elected] / [re-elected] you as a member of the board of directors (the “Board”). In addition, the Board on 18 July 2018 has appointed you as a member of [Name of Committee] / [and as chair of [Name of Committee]]. Your appointment commenced on 12 June 2018 and shall continue until the conclusion of the Company’s 2019 Annual General Meeting, subject to the earlier termination by the Company:

1)	For disqualification for any of the grounds set out in Article 30.1 of the Company’s articles of association, as amended from time to time; and/or

2)
On the grounds of the commission by you of any serious or repeated breach or non-observance of your obligations to the Company (which includes an obligation not to breach your statutory, fiduciary or common-law duties).

You will be expected to devote such time as is necessary for the proper performance of your duties
By accepting this appointment, you agree that this letter is a contract for services and is not a contract of employment and you confirm that you are not subject to any restrictions which prevent you from holding office as a director.
Your appointment with the Company and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales and you and the Company irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this appointment or its subject matter or formation (including non-contractual disputes or claims).
Please indicate your acceptance of these terms by signing and returning the attached copy of this letter to the Board.

Yours sincerely

For and on behalf of LIVANOVA PLC

Name: Damien McDonald
Title: Director and Chief Executive Officer

I confirm and agree to the terms of my appointment as a non-executive director of LivaNova PLC as set out in this letter.

________________________________________________

Name: [Name of Director]
Date: